Michael F DeLuca
                     Certified Public Accountant




October 30, 2000

To Whom It May Concern:

     The firm of Michael F. DeLuca, CPA, consents to the inclusion of my report of October 26, 2000, on the financial statements of The Cyber Group Network Corporation for the quarter ended September 30, 2000 and September 30, 1999, in any filings which are necessary now or in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.


Very Truly Yours,

/s/ Michael F DeLuca

Michael F. DeLuca


/15/


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                   CA. 92887 * Fax (714) 692-3054